Exhibit 99.1

Fresh Vine Wine, Inc. Signs Definitive Agreement To Acquire

Live Entertainment Company Notes Live, Inc.

Founder of Notes Live, JW Roth, to Assume Role of Chairman & CEO

Transaction Anticipated To Close In June 2024

CHARLOTTE, N.C., January 29, 2024 (GLOBE NEWSWIRE) -- Fresh Vine Wine Inc. (NYSE American: VINE) (“Fresh Vine”) today announced it has executed a definitive merger agreement (the “Merger Agreement”) to combine with Notes Live, Inc. (“Notes Live”), the Colorado-based live entertainment and hospitality company, that currently operates entertainment campuses in both the Colorado Springs, Colorado, and Atlanta, Georgia metropolitan areas. Notes Live is also in the process of developing its crown-jewel, the Sunset Amphitheater collection, a set of luxury outdoor amphitheaters designed to set a new standard in entertainment. The flagship Sunset amphitheater location in Colorado Springs is in development and scheduled to open in August of 2024. Additional amphitheaters have also been announced by Notes Live in Oklahoma City and Broken Arrow, Oklahoma, and it has plans to expand into the North Texas market. The transaction contemplated by the Merger Agreement (“Transaction”) is anticipated to close in June 2024, subject to approval by Fresh Vine’s stockholders, and the satisfaction of various additional closing conditions.

The Transaction will be an all-stock transaction. Specifically, at the closing of the Transaction, Fresh Vine will issue shares of its common stock to Notes Live shareholders pursuant to a formula intended to allocate existing Fresh Vine stockholders and Notes Live shareholders a percentage of the combined company. The respective percentages will be based on agreed upon relative valuations in which Notes Live is being valued at $350 million, plus the amount of gross proceeds raised by Notes Live in its current equity offering of up to $50 million, and Fresh Vine is being valued at $18.0 million. The percentage of the combined company that Fresh Vine stockholders will own upon the closing of the merger is subject to adjustment based on the amount of Fresh Vine’s net cash at the time of closing.

Founder Chairman and CEO of Notes Live, JW Roth, will assume the role of Chairman & CEO of the public company at closing. The Merger Agreement contemplates that Fresh Vine will change its name to Notes Live Holdings, Inc., and its NYSE American ticker symbol to “VENU” upon closing.

“On behalf of our team here at Notes Live, we want to thank Mike Pruitt and his team at Fresh Vine for their trust in our vision to build a one-of-a-kind live entertainment and hospitality company. Mike and his team join a chorus of world class partners in the Notes Live family.” said JW Roth, Founder, Chairman and CEO of Notes Live.

“The team at Fresh Vine Wine couldn’t be more excited about the opportunity to partner with Notes Live on what we expect will be an incredible journey to become one of the leading live entertainment companies in the world. The Notes Live business plan combines a unique financing strategy that includes public participation that results in a significant economic boost to communities where Notes Live venues will operate. Community leaders from across the US are teaming up with Notes Live to provide the necessary public contributions for infrastructure, because they see the positive impact that a Notes Live entertainment campus will bring to their communities. It’s a win-win publicprivate partnership and we believe that JW Roth and his team have the perfect experience and execution skills to deliver an incredible product for the communities in which they will operate,” said Mike Pruitt, Chairman and CEO of Fresh Vine.

The Merger Agreement sets forth certain conditions precedent to any closing of the Transaction, including among other things, the approval of Fresh Vine’s and Notes Live’s shareholders, the receipt of regulatory approvals that may be required, including approval by the NYSE American for the continued listing of the combined company’s common stock after closing, Fresh Vine satisfying minimum net cash requirements and having no liabilities on its balance sheet or unpaid or unsatisfied obligations that will require a cash expenditure by Fresh Vine after the Effective Time, Fresh Vine completing a sale, license, transfer, disposition, or divestiture, or winding down of Fresh Vine’s current wine production business in a manner reasonably acceptable to Notes Live, the absence of dissenting Notes Live shareholders and the entry by Notes Live into lock-up and leak-out arrangements with its shareholders to its satisfaction. There can be no assurance that the proposed Transaction will be completed as currently contemplated on anticipated timelines, or at all. Additional information about the transaction will be provided in a Current Report on Form 8-K that will be filed by Fresh Vine with the Securities and Exchange Commission (SEC) and will be available at www.sec.gov.

About Fresh Vine Wine, Inc.

Fresh Vine Wine, Inc. (NYSE American: VINE) is a producer of lower carb, lower calorie premium wines in the United States. Fresh Vine Wine positions its core brand lineup as an affordable luxury, retailing between $14.99 - $24.99 per bottle. Fresh Vine Wine’s varietals currently include its Cabernet Sauvignon, Chardonnay, Pinot Noir, Rosé, Sauvignon Blanc, Sparkling Rosé, and a limited Reserve Napa Cabernet Sauvignon. All varietals have been produced and bottled in Napa, California.

About Notes Live

Notes Live, Inc. founded by Colorado Springs-based entrepreneur JW Roth, is a live music venue developer focused on building luxury venues that are experience and ambiance-centric. It currently boasts entertainment campuses in both Colorado Springs, Colorado, and Gainesville, Georgia that combine the Boot Barn Hall concert venue, Bourbon Brothers restaurant, and Notes Live music and social bar (Colorado Springs only). Notes Live is currently planning the development of new locations in Oklahoma and Texas with seating capacities of between 12,500 and 25,000. The company’s crown jewel: The Sunset, an 8,000-person open-air amphitheater in Colorado Springs, is set to open for the 2024 touring season. Visit noteslive.vip for more information.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified using words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including statements regarding the timing or nature of future operating or financial performance or other events. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among these risks and uncertainties are those set forth in Fresh Vine’s annual report on Form 10-K for the year ended December 31, 2022, and subsequently filed documents with the SEC.

In addition to such risks and uncertainties, risks and uncertainties related to forward-looking statements contained in this press release include statements relating to the satisfaction of the conditions to and consummation of the proposed merger, the expected timing of the consummation of the proposed Transaction and the expected ownership percentages of the combined company, Fresh Vine’s and Notes Live’s respective businesses, the strategy of the combined company and its future operations. Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including without limitation: (i) the risk that the conditions to the closing of the Transaction are not satisfied in a timely manner or at all, including, among others, the failure to obtain stockholder approval of matters related to the Transaction, the existence of dissenting Notes Live shareholders, or the failure by Notes Live to enter into lock-up and leak-out arrangements with its shareholders to its satisfaction; (ii) uncertainties as to the timing of the consummation of the proposed Transaction and the ability of each of Fresh Vine and Notes Live to consummate the Transaction; (iii) risks related to Fresh Vine’s ability to satisfy the minimum net cash condition to the closing of the Transaction; (iv) risks related to Fresh Vine’s continued listing on the NYSE American pending closing of the Transaction; (v) the risk that the combined company will not satisfy the initial listing standards of the NYSE American or otherwise be approved for listing on the NYSE American; (vi) the risk that as a result of adjustments to the merger exchange ratio, Fresh Vine stockholders or Notes Live shareholders could own less of the combined company than is currently anticipated; (vii) uncertainties regarding the impact of any delay in the closing the Transaction would have on the anticipated cash resources of the parties prior to closing or of the combined company upon closing and other events and unanticipated spending and costs that could reduce the parties’ cash resources; (viii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; (ix) uncertainties regarding the terms, conditions and timing of a transaction pursuant to which Fresh Vine sells, licenses, transfers, disposes, or divests, or winds down its current wine production business, and Fresh Vine’s ability to complete such a transaction in a manner reasonably acceptable to Notes Live, (x) the effect of the announcement, pendency or completion of the proposed Transaction on Fresh Vine’s or Notes Live’s business relationships, operating results and business generally; (xi) costs related to the proposed Transaction; (xii) the outcome of any legal proceedings that may be instituted against Fresh Vine, Notes Live or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby; (xiii) the sufficiency of Fresh Vine’s cash and working capital to support continuing operations, to pay transaction costs through a closing of the Transaction and to satisfy the minimum net cash condition to the closing of the Transaction; (xiv) Fresh Vine’s ability to obtain additional financing when and if needed to do so, and the dilutive impact of any such financing; (xv) risks related to the impact that the reverse split of Fresh Vine’s outstanding common stock to be effected prior to closing of the Transaction may have on the trading price and volume of Fresh Vine’s common stock; (xvi) risks associated with the possible failure to realize certain anticipated benefits of the Transaction, including with respect to future financial and operating results and the ultimate success of the combined company; and (xvii) legislative, regulatory, political and economic developments, among other risks and uncertainties. A further description of the risks and uncertainties relating to the business of Fresh Vine is contained in Fresh Vine’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Fresh Vine cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read Fresh Vine’s filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and Fresh Vine undertakes no obligation to update or revise any forward-looking statements as a result of new information, future events or changes in its expectations.

Important Additional Information

In connection with the proposed transaction, Fresh Vine will file materials with the SEC, including a registration statement on Form S-4 (Form S-4), which will include a document that serves as a proxy statement/prospectus of Fresh Vine and an information statement of Notes Live, and other documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS, INCLUDING THE FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the Form S4, the proxy statement/prospectus and other materials filed by Fresh Vine with the SEC free of charge from the SEC’s website at www.sec.gov or from Fresh Vine at the SEC Filings section of https://ir.freshvinewine.com/invest/.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, a public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone or internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

Participants in the Solicitation

Fresh Vine and Notes Live and their respective directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Fresh Vine’s directors and executive officers is available in Fresh Vine’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and its definitive proxy statement dated November 6, 2023 for its 2023 Annual Meeting of Stockholders. Other information regarding the participants in the proxy solicitation and a description of their interests in the transaction, by security holdings or otherwise, will be included in the proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Fresh Vine or the SEC’s website as indicated above.

CONTACT: info@freshvinewine.com

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